UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 17, 2007

Ener1, Inc.
_______________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	_______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

500 W. Cypress Creek Road, Suite 100, Fort Lauderdale, Florida		33309
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954 556-4020

Not Applicable
___________________________________________
Former name or former address, if changed since last report

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 13, 2007, Ener1, Inc. (“Ener1”) entered into an employment agreement with Mr. Subhash Dhar, under which Mr. Dhar will serve as President of the Corporation reporting to the Board of Directors. Mr. Dhar’s salary under the agreement is initially $360,000 per year with the potential to increase to $410,000 per year within six months if Mr. Dhar achieves certain milestones related to the Corporation’s strategic plan. The employment agreement has an initial term of one year and automatically renews for subsequent one year periods. Either party may terminate the agreement with or without cause (as defined in the agreement) with 60 days notice. In the event of a termination without cause, the agreement calls for Ener1 to pay Mr. Dhar severance in the form of his base salary for a period of 120 days, if termination of his employment occurs within the first year and for a period of 180 days if termination of his employment occurs after the first year. The agreement requires Ener1 to issue to Mr. Dhar 2 million shares of restricted stock upon the commencement of his employment. These shares of restricted stock will vest upon the achievement of certain milestones relating to the performance of the Corporation. The agreement also requires Ener1 to issue to Mr, Dhar options to purchase 3 million shares of Ener1 common stock with one half at exercise price of $0.28 per share and the other half at $0.35 per share, which would not vest until the common stock of Ener1 has reached $1.00 per share.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the terms of his employment agreement, Mr. Dhar has been issued two (2) million shares of restricted stock, the restrictions on which shall lapse upon the accomplishment of the certain milestones relating to the performance of the Corporation and the execution of its strategic plan. In addition, the Corporation has issued to Mr. Dhar options to purchase three (3) million share of the Corporation’s common stock with 1.5 million options having an exercise price of $0.28 per share and 1.5 million options having an exercise price of $0.35 per share. The Stock Options will not vest until the Corporation’s stock price reaches $1.00 per share in sustained trading.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 13, 2007, Mr. Subhash Dhar was appointed to the position of President of Ener1.

Since January 2007, Mr. Dhar has been providing consulting services to Ener1 as an employee of International Business & Technology Management LLC. On February 8, 2007, Mr. Dhar was appointed to the Board of Directors of EnerDel, Inc., an 80.5% owned subsidiary of Ener1. Prior to working for International Business & Technology Management LLC, he was President of Eletra Hybrid Systems, Inc. from 2004 to 2006. From 1981 to 2003, Mr. Dhar was employed by Energy Conversion Devices, Inc. (ECD), most recently as the President and Chief Operating Officer of Ovonic Battery Company Inc. from 1986, and concurrently from 1999 as Chief Operating officer of Ovonic Fuel Cell Company Inc., both divisions of ECD. Mr. Dhar led the pioneering efforts of Ovonic Battery’s commercialization of Ni-MH batteries and its launch in electric and hybrid electric vehicles. He was the proponent and an architect of COBASYS, a Joint Venture between Energy Conversion Devices and Chevron Corporation. At Ener1, Inc. Mr. Dhar will be responsible for overall management, strategic direction and operations of the company and its subsidiaries.

Mr. Dhar holds a B.S. degree in Chemistry from Panjab University (India) and an M.S. degree in Process Engineering from the Institute of Technology. Mr. Dhar also studied Engineering Management at the University of Detroit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

April 17, 2007	By:	/s/ Ajit Habbu
Name: Ajit Habbu
Title: Chief Financial Officer